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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of February 21, 2000, by and between MGM GRAND, INC., a Delaware corporation ("Employer"), and
J. Terrence Lanni ("Employee").

1.    Employment.  Employer hereby employs Employee, and Employee hereby accepts
      ----------
      employment by Employer, as Chairman of the Board of Directors of Employer to perform such executive, managerial or administrative duties as Employer may specify from time to time. In construing the provisions of this Agreement, Employer shall include all of Employer's subsidiary, parent and affiliated corporations and entities. Employee is presently a member of the Board of Directors of Employer and its Executive Committee. During the Specified Term, Employer agrees to take all steps necessary to include Employee as a member of management's slate of nominees for election as a member of Employer's Board of Directors, and to use all reasonable efforts to maintain Employee's position as Chairman of the Board of Directors and member of the Executive Committee. During the Specified Term, all employees of Employer, including its subsidiaries and other entities which it controls, shall report directly or indirectly (as specified by Employee) to Employee.

2.    Term.  This Agreement shall commence on February 21, 2000 (the
      ----
      "Commencement Date"), and continue through and including June 1, 2004 (the "Specified Term").

3.    Compensation.  Employee shall receive a minimum annual salary of
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      $1,000,000, commencing on the Commencement Date. Employee shall also be eligible to receive fringe benefits commensurate with Employer's other employees in comparable executive positions, and reimbursement for all reasonable business and travel expenses incurred by Employer in performing the duties hereunder, payable in accordance with Employer's customary practices. Employee's performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise and/or promotion by Employer in its sole and absolute discretion. Commencing with the Employer's fiscal year ending on December 31, 2000, Employee shall be entitled to an annual bonus ("Bonus") determined pursuant to Employer's Annual Performance-Based Incentive Plan for Executive Officers, or any successor plan (the "Bonus Plan"), with Employee's participation to be determined on a pro rata basis to the extent the termination date of this Agreement does not coincide with the end of a fiscal year of Employer. Employee shall also be eligible to receive additional bonuses as determined by Employer in its sole and absolute discretion.

4.    Extent of Services. The Employee agrees that the duties and services to be
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      performed by Employee shall be performed exclusively for Employer.
      Employee further agrees to perform such duties in an efficient, trustworthy and businesslike manner. The Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts

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     with the performance of Employee's duties under this Agreement, without the approval of the Executive Committee of the Board of Directors of Employer. Subject to the above-referenced discretion of the Executive Committee, it is understood that Employee may continue to serve in the capacities specified on Exhibit D hereto.

5.   Policies and Procedures.  In addition to the terms herein, Employee agrees
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     to be bound by Employer's policies and procedures as they may be amended by
     Employer from time to time. In the event the terms in this Agreement conflict with Employer's policies and procedures, the terms herein shall take precedence. Employer recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole. Employee acknowledges having read Employer's policies, procedures and manuals and agrees to abide by the same, including but not limited to Employer's policy of prohibiting underage gaming and supporting programs to treat compulsive gambling.

6.   Licensing Requirements.  Employee acknowledges that Employer is engaged in
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     a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Michigan, Mississippi, New Jersey, Australia, South Africa, and other jurisdictions in which Employer is engaged or has applied, or during the Specified Term may apply, to engage in the gaming business. If requested to do so by Employer, Employee shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Employee by any regulatory authority having jurisdiction over Employer. If Employee fails to satisfy such requirement, or if Employer is directed to cease business with Employee by any such authority, or if Employer shall determine, in Employer's sole and exclusive judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstances which could or does jeopardize Employer's business, reputation or such licenses of Employer, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Employer's continued employment of Employee, this Agreement may be terminated by Employer and the parties' obligations and responsibilities shall be determined by the provisions of Paragraph 10(a).

7.   Additional Consideration.  Employee has received as consideration for this
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     Agreement, in addition to the Compensation stated in Paragraph 3 above, the sum of $40,000 (the "Additional Compensation"). Employee represents and warrants that such consideration is reasonable, adequate and sufficient for Employee's agreement to the terms contained herein, including but not limited to the undertakings stated in Paragraphs 4, 6 and 8.

8.   Restrictive Covenants.
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     (a)   Competition.  Employee acknowledges that, in the course of Employee's
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           responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further defined in Paragraph 8(b). Employee further acknowledges that such relationships and information are

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     valuable to the Employer and that the restrictions on future employment, if any, are reasonably necessary in order for Employer to remain competitive in the gaming industry. In consideration for the Compensation and Additional Consideration hereunder, and in recognition of Employer's heightened need for protection from abuse of relationships formed or information obtained before and during the Specified Term of the Employee's employment hereunder, Employee covenants and agrees that, except as otherwise provided herein, in the event Employee is not employed by Employer for the entire Specified Term, then for the twelve (12) month period immediately following separation from active employment, or for such shorter period remaining in the Specified Term should Employee separate from active employment with less than twelve (12) months remaining in the Specified Term (the "Restricted Period"), Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company, engaged in non-restricted gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which Employer during the Restricted Period is operating or has applied for a gaming license ("Competitor"). The covenants under this Paragraph include but are not limited to Employee's covenant not to:

     (i) Make known to any third party the names and addresses of any of the customers of the Employer, or any other information pertaining to those customers.

     (ii) Call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of the customers of the Employer, either for Employee's own account or for any third party.

     (iii) Call on, solicit and/or take away, any potential or prospective customer of the Employer, on whom the Employee called or with whom Employee became acquainted during employment (either before or during the Specified Term) by the Employer, either for Employee's own account or for any third party).

     (iv) Approach or solicit any employee of the Employer with a view towards enticing such employee to leave the employ of the Employer to work for the Employee or for any third party, or hire any employee of the Employer, without the prior written consent of the Employer, such consent to be within Employee's sole discretion.

(b)  Confidentiality.  Employee further covenants and agrees that Employee shall
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     not at any time during the Specified Term or thereafter, without Employer's prior written consent, disclose to any other person or business entities any trade secret (as that term is defined on Exhibit A attached hereto) or proprietary or other confidential

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           information concerning Employer, including without limitation,
           Employer's customers and its casino, hotel and marketing practices, procedures, management policies or any other information regarding the Employer which is not already and generally known to the public or to Competitors or available to interested persons. Employee further covenants and agrees that Employee shall not at any time during the Specified Term, or thereafter, without the Employer's prior written consent, utilize any such trade secrets or proprietary or confidential information in any way, other than in connection with employment hereunder. Not by way of limitation but by way of illustration, Employee agrees that such trade secrets and proprietary or confidential information specifically include but are not limited to those documents and reports described on Exhibit B.

     (c)   Employer's Property. Employee hereby confirms that such trade
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           secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of Employer and any hotel and/or casino owned, operated or managed by Employer constitute Employer's exclusive property (regardless of whether Employee possessed or claims to have possessed such information prior to the date hereof). Employee agrees that upon termination of active employment under this Agreement, Employee shall promptly return to the Employer all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof) containing or relating in any to the trade or business secrets or proprietary and confidential information of the Employer, including but not limited to the documents referred to in Paragraph 8(b). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any trade secrets or proprietary or confidential information of the Employer.

     (d)   Notice to Employee. Employee agrees to notify Employer immediately of
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           any employers for whom Employee works during the Specified Term or within the Restricted Period. Employee further agrees to promptly notify Employer, during Employee's employment with Employer, of any contacts made by non-restricted gaming licensees which concern or relate to an offer of future employment (or consulting services) to Employee.

     (e) The covenants contained in this Paragraph 8 shall survive the termination of this Agreement.

9.   Representations.  Employee hereby represents, warrants and agrees with
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     Employer that:

     (a) The covenants and agreements contained in Paragraphs 4 and 8 above are reasonable in their geographic scope, duration and content; the Employer's agreement to employ the Employee and a portion of the compensation and consideration to be paid to

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           Employee under Paragraphs 3 and 7 hereof, are in partial
           consideration for such covenants; the Employee shall not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants in any proceeding to enforce such covenants; and such covenants shall survive the termination of this Agreement, in accordance with such terms;

     (b) The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business;

     (c) The covenants and undertakings stated in Paragraphs 4, 6 and 8 above are essential for the Employer's reasonable protection; and

     (d) Employer has reasonably relied on these representations, warranties and agreements by Employee.

     Additionally, the Employee agrees that in the event of Employee's breach of any covenants set forth in Paragraphs 4 and 8 above, the Employer shall be entitled to a pro rata refund of the payment made to Employee pursuant to Paragraph 7, and may seek to enforce such covenants through any equitable remedy, including specific performance or injunction, without out waiving any claim for damages. In any such event, the Employee waives any claim that the Employer has an adequate remedy at law.

10.  Termination.
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     (a)   This Agreement may be terminated by Employer at any time during the
           Specified Term hereof for good cause. Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee hereunder except as provided under subparagraphs 10(a)(i)[a] and 10(a)(i)[b] and except that (x) if termination is pursuant to subparagraphs 10(a)(ii) or (iii), Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had vested pursuant to unexercised stock options which were vested as of the date of termination, upon compliance by the Employee with all the terms and conditions required to exercise such options, and (y) if termination is pursuant to subparagraphs 10(a)(i)[a] or 10(a)(i)[b], Employee (or his beneficiary if the termination is pursuant to subparagraph 10(a)(i)[a]) shall be entitled to receive so much of the stock from the Executive Stock Option Plan pursuant to unexercised stock options which would have been vested as of the first anniversary of the date of termination, upon compliance by Employee (or his beneficiary) with all of the terms and conditions required to exercise such options. Good cause shall be defined as:

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           (i)  Employee's death or disability, which is hereby defined to include incapacity for medical reasons certified to by a licensed physician which precludes the Employee from performing the essential functions of Employee's duties hereunder for a substantially consecutive period of six (6) months or more;

                [a] In the event of Employee's death during the term of this Agreement, Employee's beneficiary (as designated by Employee on the Employer's benefit records) shall be entitled to receive (x) Employee's salary through Employee's death (to the extent not previously paid) and for a twelve (12) month period following Employee's death, such amount to be paid at regular payroll intervals, (y) any Bonus attributable to the most recently completed fiscal year of Employer (to the extent not previously paid), and (z) an additional amount equal to what Employee's Bonus would have been for the fiscal year in which Employee's death occurs, pro rated through the date of Employee's death, which additional amount shall be paid to Employee's beneficiary at such time as Employer pays bonuses to its other senior executives with respect to such fiscal year (but not later than March 31 following the end of such fiscal year).

               [b] In the event that this Agreement is terminated by Employer due to Employee's disability, as provided under subparagraph 10(a)(i), Employer shall pay to Employee or his beneficiary in the event of Employee's death during the period in which payments are being made) (x) Employee's salary through the date of termination (to the extent not previously paid), and for an additional twelve (12) month period following the date of termination, such amount to be paid at regular payroll intervals, net of payments received by Employee from any short term disability policy which is either self-insured by Employer or the premiums of which were paid by Employer, (y) any Bonus attributable to the most recently completed fiscal year of Employer (to the extent not previously paid), and (z) an additional amount equal to what Employee's Bonus would have been for the fiscal year in which Employee's termination occurs, pro rated through the date of termination, which additional amount shall be paid at such time as Employer pays bonuses to its other senior executives with respect to the fiscal year in which Employee's termination occurs (but not later than March 31 following the end of such fiscal year).

          (ii) Employee's failure to abide by Employer's policies and procedures, misconduct, insubordination, inattention to Employer's business, failure to perform the duties required of Employee up to the standards established by the Employer's Board of Directors, or other material breach of this

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                     Agreement, after being provided with written notice of such matters and a reasonable opportunity to cure (if curable);
                     or

          (iii) Employee's failure or inability to satisfy the requirements stated in Paragraph 6 above.

     (b) This Agreement may be terminated by Employer at any time during the Specified Term hereof without cause upon written notice to Employee. Upon such termination, Employer shall treat Employee as an inactive employee and, as its sole liability to Employee arising from such termination, Employer shall provide Employee (or his beneficiary in the event of Employee's death during the Specified Term) with the following compensation and benefits ("Termination Benefits"):

          (i) Employer shall continue to pay Employee's salary and continue to provide Employee's benefits (excluding eligibility for flex time and new stock option grants, but including the continued vesting of previously granted stock options, if any) through the period remaining in the Specified Term;

          (ii) Employee shall be entitled to receive so much stock from the Executive Stock Option Plan pursuant to unexercised stock options as are or subsequently become vested through the period remaining in the Specified Term, upon compliance by the Employee with all the terms and conditions required to exercise such options; and

          (iii) Employer shall pay Employee an additional amount equal to what Employee's Bonus would have been for the fiscal year in which Employee's termination occurs, pro rated through the date of termination. Such additional amount shall be paid at such time as bonuses are paid to other senior executives of the Employer with respect to such fiscal year or years (but not later than March 31 following the end of such fiscal year).

          Notwithstanding anything herein to the contrary but subject to Paragraph 8(a),while Employee is in an inactive status, Employee may be employed by or provide consultation services to any person or entity, provided that Employer shall be entitled to offset the salary provided for in subparagraph 10(b)(i) being paid by Employer during the Specified Term by the compensation and/or consultant's fee being paid to Employee by any such person or entity, and provided further, that Employer shall not be required to continue to provide benefits from and after the time and to the extent that Employee is entitled to receive such benefits from any such person or entity. Employee shall promptly notify Employer of his employment or agreement to provide consulting services during the Specified Term.

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     (c)   Employee may terminate this Agreement for good cause. For purposes of this Paragraph 10(c), good cause shall mean:

           (i) the failure of Employer to pay Employee any compensation when due, save and except a "Disputed Claim" to compensation;

           (ii) a material reduction in the scope of duties, responsibilities or authority of Employee, any change in Employee's line of reporting, any reduction in Employee's salary, or any treatment of Employee under the Bonus Plan which is materially adverse and discriminatory to Employee as compared to the treatment afforded to other senior executive officers of the Employer; or

          (iii) a purported termination by Employer of Employee pursuant to Paragraph 10(a) and it is subsequently determined pursuant to the procedures set forth in Paragraph 11 that grounds for termination pursuant to Paragraph 10(a) were not present at the time of Employer's termination of Employee.

          For any termination under this Paragraph 10(c), Employee shall give Employer thirty (30) days advance written notice specifying the facts and circumstances of Employer's breach. During such thirty (30) day period, Employer may cure the breach, if curable, in which event the termination pursuant to this Paragraph 10(c) shall be ineffective and this Agreement shall remain in full force and effect. In the event during such thirty (30) day period Employer declares in writing that it disputes the existence of a breach or Employee declares in writing that the cure of such breach by Employer is insufficient, this Agreement shall continue in full force until the dispute is resolved in accordance with Paragraph 11. As a result of any termination under this Paragraph 10(c), Employee shall be entitled to receive the
          Termination Benefits.   Employee shall have no further claim against
          Employer arising out of such breach.

     (d) Employee shall also have the right to terminate Employee's employment without cause upon thirty (30) days advance written notice to Employer. Upon any such termination Employer shall have no further liability or obligations whatsoever to Employee hereunder, except that Employee shall be entitled to receive:

          (i) so much of the stock from the Executive Stock Option Plan pursuant to unexercised stock options as had been vested as of the date of termination, upon compliance by the Employee with all the terms and conditions required to exercise such option;

          (ii)       all salary through and including the date of termination;
                     and

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          (iii)      any Bonus attributable to the most recently completed
                     fiscal year of Employer (to the extent not previously paid).

     (e) In the event there is a change in control of Employer, if such change of control is a result of a sale or exchange of outstanding common stock of Employer to a third party, and as a result thereof the ownership by Kirk Kerkorian, Tracinda Corporation and/or their affiliates of the voting stock of the acquiring or surviving entity (after completion of the transactions set forth in the sale or exchange agreement documents, including without limitation, subsequent stock buybacks contemplated in such transactions), represents in the aggregate less than twenty percent (20%) of the voting power of the voting stock of such entity, as distinguished from a change in control resulting from the issuance of Treasury shares or from any other transaction ("Change of Control"), then upon the effective date of the Change of Control ("Effective Date"):

          (i) All of Employee's unvested stock options shall become fully vested, provided that Employee shall have the right to elect (by notifying the Employer in writing as set forth on Exhibit C) that all or any portion of Employee's unvested stock options shall not become fully vested upon a Change of Control.

          (ii) If the Change of Control results from an exchange of outstanding common stock as a result of which the common stock of Employer is no longer publicly held, then from and after the Effective Date, upon exercise of such stock options, Employee (or his beneficiary in the event of his death subsequent to the Effective Date) shall be entitled to receive the per share consideration (cash, stock or otherwise) which the holders of Employer common stock received in such exchange. For example, if immediately prior to the Effective Date, Employee has options to acquire 5,000 shares of Employer's common stock and the exchange of stock is one share of common stock of Employer for two shares of common stock of the acquiring entity, then Employee's options shall be converted into options to acquire, upon payment of the exercise price, 10,000 shares of the acquiring entity's common stock.

          (iii) If the Change of Control results from a sale of Employer's outstanding common stock for cash with the result that Employer's common stock is no longer publicly held, then from and after the Effective Date, upon exercise of such stock options, Employee (or his beneficiary in the event of his death subsequent to the Effective Date) shall be entitled to receive cash equal to the difference between the price per share of common stock paid by the acquiring entity for Employer's shares of common ("Purchase Price") and the price per share at which the options were granted ("Strike Price"). For example, if

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                immediately prior to the Effective Date, Employee has options to acquire 2,000 shares of Employer common stock at a Strike Price of $35, and the Purchase Price was $40, then Employee would be entitled to receive $10,000 in full satisfaction of such options (2,000 shares times $5 per share).

     (f) No termination of this Agreement shall extinguish such rights as Employee may have under applicable law or Employer's incorporation documents or bylaws to be indemnified in his capacity as an officer or director of Employer.

11.   Disputed Claim/Arbitration.  A "Disputed Claim" occurs when Employee
      --------------------------
      maintains pursuant to Paragraph 10(c) that Employer has breached its obligations to Employee (or failed to timely cure such breach) and Employer has denied such breach (or claimed to have effected a cure thereof). In such event, the Disputed Claim shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any arbitration under this paragraph shall take place in Las Vegas, Nevada. Until the arbitration process is finally resolved in the Employee's favor and Employer fails to satisfy such award within thirty (30) days of its entry, no "for good cause" termination within the meaning of Paragraph 10(c) exists with respect to the Disputed Claim. Nothing herein shall preclude or prohibit Employer or Employee from invoking the provisions of Paragraph 10(b) or Employee invoking the provisions of Paragraph 10(d), or of either party seeking or obtaining injunctive or other equitable relief. In the event of a purported termination of Employee by Employer pursuant to Paragraph 10(a) which is disputed by Employee pursuant to Paragraph 10(c), if Employee prevails in the arbitration, Employee shall not be entitled to reinstatement, but shall be entitled to the Termination Benefits. To the extent Employer shall not have paid Termination Benefits during the period of such dispute and Employee is the prevailing party in such arbitration, in addition to any other award, Employee shall be entitled to interest at nine percent (9%) per annum on such unpaid Termination Benefits.

12.   Severability.  If any provision hereof is unenforceable, illegal, or
      ------------
      invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Employer shall have the option:

      (a) To deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid; or

      (b)  To terminate this Agreement pursuant to Paragraph 10(b).

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      Exercise of any of these options shall not affect Employer's right to seek damages or such additional relief as may be allowed by law in respect to any breach by Employee of the enforceable provisions of this Agreement.


13.   Accommodations for Convenience of Employer.  During the Specified Term,
      ------------------------------------------
      Employee's duties will require him to spend a substantial portion of his time outside of business hours and on weekends hosting and entertaining customers of Employer and other persons with important business relationships with Employer and meeting with persons doing business or proposing to do business with Employer. In order for Employer to obtain the benefit of such services, Employer has determined that the substantial portion of such activities must be performed on premises owned by the Employer or its subsidiaries. Accordingly, during the Specified Term Employer will make available at no cost to Employee suitable accommodations at The Bellagio, MGM Grand or Mirage, as requested by Employee, for him to engage in such activities on behalf of Employer. Employee shall accept such accommodations as a condition of his employment. In the event such accommodations are deemed to constitute taxable income to Employee, Employee's compensation shall be "grossed up" to provide additional compensation sufficient to enable him to pay the applicable tax (including tax on the "grossed up" amounts).

14.   Travel and Related Matters.
      --------------------------

      (a) During the Specified Term, it is anticipated that Executive will be required to travel extensively on behalf of the Employer. Such travel, if by air, shall be on Employer provided aircraft, or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available).

      (b) From time to time Employee may request the use of Employer-owned aircraft for personal use to fly between Las Vegas, Nevada and Southern California. The Company will, subject to availability, make such aircraft available to Employee for such purposes on reasonable notice. In the event such aircraft is not available, Employer will, at Employee's request, provide a charter aircraft for such purpose. Employer will report as compensation to Employee the lowest value allowable pursuant to applicable law and will "gross up" Employee's compensation to provide additional compensation to enable him to pay the applicable tax (including tax on the "grossed up" amounts).

15.   Attorneys' Fees.  In the event suit is brought to enforce, or to recover
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      damages suffered as a result of breach of this Agreement, or there is an arbitration pursuant to Paragraph 11, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs of suit.

16.   No Waiver of Breach or Remedies.  No failure or delay on the part of
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      Employer or Employee in exercising any right, power or remedy hereunder shall operate as a waiver

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      thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17.   Amendment or Modification.  No amendment, modification, termination or
      -------------------------
      waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Employer's officer duly designated by its Board of Directors or Executive Committee for such purposes (the "Designated Officer"), and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by such Designated Officer. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

18.   Governing Law.  The laws of the State of Nevada shall govern the validity,
      -------------
      construction and interpretation of this Agreement, and except for Disputed Claims, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

19.   Number and Gender.  Where the context of this Agreement requires the
      -----------------
      singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

20.   Headings.  The headings in this Agreement have been included solely for
      --------
      convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

21.   Assignment.  This Agreement is personal to Employee and may not be
      ----------
      assigned.

22.  Successors and Assigns.  This Agreement shall be binding upon the
     ----------------------
     successors and assigns of Employer.

23.  Prior Agreements.  This Agreement shall supersede and replace any and all
     ----------------
     other employment agreements which may have been entered into by and between the parties.

24.  Non-Involvement of Tracinda.  The parties acknowledge that neither Kirk
     ---------------------------
     Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through such party, shall commence any proceedings or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

     IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada as of February 21, 2000.



EMPLOYEE:                          EMPLOYER - MGM GRAND, INC.

/s/ J. Terrence Lanni              By: /s/ John Redmond
--------------------------             -----------------------------------
J. TERRENCE LANNI                       JOHN REDMOND

                                   Title: CO-CHIEF EXECUTIVE OFFICER

                                  EXHIBIT "A"


     Trade secret means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use.

                                  EXHIBIT "B"

              Name of Report                           Generated By
--------------------------------------------------------------------------------
Including, but not limited to:

Baccarat Pit Discrepancy Report                   Casino Marketing Analyst
Commission Summary Report                         Casino Marketing Analyst
Customer W/L Discrepancy Report                   Casino Marketing Analyst
Int'l Marketing Detailed Budget Summaries         Casino Marketing Analyst
Arrival Report                                    International Marketing
Departure Report                                  International Marketing
Daily Game Report                                 Casino Audit
Department Financial Statement                    Finance
$10K Over High Action Play Report                 Customer Analysis Dept.
$50K Over High Action Play Report                 Customer Analysis Dept.
International Market Segment Report               Customer Analysis Dept.
Collection Aging Report(s)                        Collection Department
Accounts Receivable Aging                         Finance
Marketing Report                                  Finance
Daily Player Action Report                        Casino Operations

                                  EXHIBIT "C"


J. Terrence Lanni                                              February 21, 2000



Dear Terry:

     This letter will supplement the employment agreement, dated February 21, 2000, between you and MGM Grand, Inc. (the "Agreement"). Notwithstanding anything contained in the Agreement to the contrary, if you so elect, all or any portion of your unvested stock options shall not become fully vested upon a Change of Control (as defined in the Agreement) of MGM Grand, Inc. Any such election shall be effective upon written notice to MGM Grand, Inc. at or prior to the Effective Date (as defined in the Agreement) of any such Change of Control.

     Except as specifically modified hereby, the terms and conditions of the Agreement shall remain in full force and effect.

                                        Sincerely,

                                        MGM GRAND, INC.


                                        By: /s/ John Redmond
                                            --------------------------------
                                             John Redmond
                                             Co-Chief Executive Officer



AGREED TO AND ACKNOWLEDGED


/s/ J. Terrence Lanni                   Dated: February 21, 2000
---------------------------
J. Terrence Lanni

                                  EXHIBIT "D"



                         PERMITTED OUTSIDE ACTIVITIES



Trustee, Ronald Reagan Presidential Foundation.

Regent, Loyola High School, Los Angeles.

Trustee, Keck School of Medicine, University of Southern California.

Member, Board of Directors, Youbet.com, Inc. (NASDAQ-NMS) through June 30, 2000.

Member, Board of Directors, Magna Entertainment Corporation.

Member, Board of Directors, Santa Anita, Inc.

Member, Board of Directors, Purchase Pro.com (through the earlier of May 31, 2000 or such company's annual meeting).

Member, Board of Directors, American Gaming Association